Exhibit 8.2

New York Northern California Washington DC São Paulo London	Paris Madrid Hong Kong Beijing Tokyo

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

May 1, 2020

Mobile Mini, Inc.

4646 E. Van Buren Street, Suite 400

Phoenix, AZ 85008

Ladies and Gentlemen:

Reference is made to the Registration Statement (File No. 333-237746) on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of WillScot Corporation, a Delaware corporation (“WillScot”), including the joint proxy statement/prospectus forming a part thereof, relating to the merger of Picasso Merger Sub, Inc., a Delaware corporation (the “Merger Sub”) into Mobile Mini, Inc., a Delaware corporation (the “Company”), with the Company as the surviving corporation, pursuant to the Agreement and Plan of Merger entered into between WillScot, the Merger Sub and the Company dated March 1, 2020.

We have participated in the preparation of the discussion set forth in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement.  In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Davis Polk & Wardwell LLP
Davis Polk & Wardwell LLP